FRANKLIN
                                                       RESOURCES, INC.

                                                       777 Mariners Island Blvd.
                                                       P.O. Box 7777
                                                       San Mateo, CA 94403-7777
                                                       415/312-3000



August 30, 1996


FRANKLIN STRATEGIC SERIES
777 Mariners Island Blvd.
San Mateo, CA  94404

Gentlemen:

     We propose to invest $100.00 in the Class II shares (the "Shares") of the FRANKLIN GLOBAL HEALTH CARE FUND (the "Fund"), a series of FRANKLIN STRATEGIC SERIES, on the business day immediately preceding the effective date for Class II shares, at a purchase price per share equivalent to the net asset value per share of the Fund's Class I shares on the date of purchase. We will purchase the Shares in a private offering prior to the effectiveness of the post-effective amendment to the Form N-1A registration statement under which the Fund's Class II shares are initially offered, as filed by the Fund under the Securities Act of 1933. The Shares are being purchased to serve as the initial advance in connection with the operations of the Fund's Class II shares prior to the commencement of the public offering of Class II shares.

     In connection with such purchase, we understand that we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired.

     We consent to the filing of this Investment Letter as an exhibit to the form N-1A registration statement of the Fund.

Sincerely,

FRANKLIN RESOURCES, INC.



By:   /S/ HARMON E. BURNS
      Harmon E. Burns
      Executive Vice President